Exhibit 10.12
Execution Copy
Confirmation of Additional OTC Warrant Transaction

Date:	November 15, 2006
To:	General Cable Corporation (“Counterparty”)
From:	WACHOVIA CAPITAL MARKETS, LLC (“Agent”)
Solely as agent of Wachovia Bank, National Association (“Wachovia”)
Wachovia Reference Numbers:
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Wachovia Bank, National Association (“Wachovia”) and General Cable Corporation (“Counterparty”, and collectively with Wachovia, the “Parties”) on the Trade Date as specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Master Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for the purposes of the Equity Definitions and to a “Swap Transaction” for the purposes of the Swap Definitions. For purposes of this Transaction, “Warrant Style”, “Warrant Type”, “Number of Warrants” and “Warrant Entitlement” (each as defined below) shall be used herein as if such terms were referred to as “Option Style”, “Option Type”, “Number of Options” and “Option Entitlement”, respectively, in the Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
     The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	November 15, 2006

Effective Date:	November 15, 2006 (the “scheduled Effective Date”) subject to cancellation of the OTC Warrant Transaction prior to 5:00 p.m. (New York City time) on such date by the Counterparty or Wachovia. In the event of such cancellation, all payments, if any, previously made hereunder shall be returned to the person

Execution Copy

making such payment, including the Premium, and, in the event of a cancellation by Counterparty or a cancellation by Wachovia for the reason that, due to events occurring after the time of execution of this Confirmation, it has become commercially impracticable for Wachovia to perform its obligations under the Transaction, Counterparty shall pay Wachovia an amount equal to the product of (a) the Number of Warrants and (b) 0.30 multiplied by an amount equal to the excess, if any, of the closing price of the Shares on the Effective Date over the closing price of the Shares on the Trade Date (the “Break Expense”); provided that in no event shall the Break Expense exceed the product of 60% times U.S.$7,000,000. Wachovia and Counterparty agree that actual damages would be difficult to ascertain under these circumstances and that the amount of liquidated damages resulting from the determination in the preceding sentence is a good faith estimate of such damages and not a penalty. Failure by a party to deliver the documents specified to be delivered by it in paragraph (b) under “Delivery Requirements” below at or prior to 5:00 p.m. (New York City time) on the scheduled Effective Date shall (unless waived by the other party) be deemed to be a cancellation by the party failing to deliver.

Warrant Style:	European

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Wachovia

Shares:	Shares of common stock, $0.01 par value, of Counterparty (Security Symbol: “BGC”).

Number of Warrants:	476,544

Daily Number of Warrants:	For any day, the unexercised Number of Warrants on such day divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number, with the balance of the Number of Warrants exercised on the final Expiration Date.

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	$ 76.00

Premium:	$ 5,433,600

Premium Payment Date:	The Effective Date; provided no cancellation of the OTC Warrant Transaction has occurred prior to 5:00 p.m. (New York City time) on such date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Full Exchange Business Day:	A Scheduled Trading Day that has a scheduled closing time for its regular trading session at 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the Exchange and is not a Disrupted Day.

Execution Copy

Procedures for Exercise:

Expiration Time:	11:59 p.m. (New York City time).

Expiration Dates:	The fifteen (15) consecutive Full Exchange Business Days beginning on and including February 13, 2014 each shall be an Expiration Date for a number of Warrants equal to the Daily Number of Warrants on such date.

Exercise Dates:	Each Expiration Date

Automatic Exercise:	Applicable; provided that Section 3.4(a) of the Equity Definitions shall apply to Net Physical Settlement; and provided further that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each Expiration Date equal to the Daily Number of Warrants for such Expiration Date shall be deemed to be automatically exercised.

Counterparty’s Telephone
Number and Telex and/or
Facsimile Number and
Contact Details for purpose
of Giving Notice:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention: Brian J. Robinson
Senior Vice President, Controller and Treasurer
Facsimile No.: (859) 572-8441
Telephone No.: (859) 572-8483

General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention: Robert J. Siverd
Executive Vice President, General Counsel and Secretary
Telephone No.: (859) 572-8890
Facsimile No.: (859) 572-8444

Valuation:

Valuation Dates:	Each Exercise Date

Settlement Terms:

Settlement Price:	For each Valuation Date, the Volume Weighted Average Price of the Shares (“VWAP”) calculated from 9:45 a.m. to 3:45 p.m., as observed on the Bloomberg “VAP” Page. Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with the following words: “prior to 3:45 p.m. on the relevant Valuation Date”.

Settlement Method:	Net Physical Settlement only.

Execution Copy

Net Physical Settlement:	Subject to “Covenants relating to Net Physical Settlement” below, Counterparty shall deliver to Wachovia on the Settlement Date a number of Shares (the “Delivered Shares”) equal to the Share Delivery Quantity, provided that in the event that the number of Shares calculated comprises any fractional Share, the Share Delivery Quantity shall be rounded up or down to the nearest integral number of Shares.

Share Delivery Quantity:	For each Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Physical Settlement Amount for such Exercise Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date.

Net Physical Settlement Amount:	For any Exercise Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Exercise Date and (iii) the Warrant Entitlement.

Strike Price Differential:	For any Valuation Date, (i) if the Settlement Price is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price for such Valuation Date or (ii) if such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Date:	Settlement with respect to each Exercise Date shall occur on the third (3rd) Full Exchange Business Day following the final Valuation Date, provided that Wachovia shall have the right to request by prior written notice to Counterparty a Settlement Date with respect to any Exercise Date and the related Share Delivery Quantity that is three (3) Full Exchange Business Days following such Exercise Date. Such request shall not unreasonably be denied.

Covenants relating to Net Physical Settlement:
If, on or before the 30th Business Day following delivery of Shares hereunder, Wachovia notifies the Counterparty that Wachovia has reasonably determined after advice from counsel that there is a considered risk that such Shares are subject to restrictions on transfer in the hands of Wachovia pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (“Securities Act”), then Counterparty shall either (i) deliver Shares that are covered by an effective registration statement of Counterparty for immediate resale by Wachovia or (ii) agree to deliver additional Shares in the amount and manner specified in sub-paragraph (B) or (C), as applicable, hereto.

(A) If Counterparty elects to deliver Shares as described in above clause (i), then Counterparty shall

(a) afford Wachovia a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities registered for resale;

(b) promptly file and use commercially reasonable efforts to obtain the effectiveness of a registration statement for immediate resale (the “Registration Statement”) in form and content reasonably satisfactory to Wachovia and filed pursuant to Rule 415 under the Securities Act, and such prospectuses as Wachovia may reasonably request to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the resale by Wachovia of such number of Shares as Wachovia shall reasonably specify in accordance with this paragraph, such Registration Statement to be effective and Prospectus to be current until the earliest of the date on which (1) all Delivered Shares have been sold by Wachovia, (2) Wachovia has advised Counterparty that it no longer

Execution Copy

requires that such Registration Statement be effective, (3) all remaining Delivered Shares could be sold by Wachovia without registration pursuant to Rule 144 promulgated under the Securities Act (the “Registration Period”) or (4) Counterparty has provided a legal opinion of nationally recognized counsel in form and substance satisfactory to Wachovia (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to Wachovia and not subject to any legend restricting transferability. It is understood that the Registration Statement and Prospectus may cover a number of Shares equal to the aggregate number of Shares (if any) reasonably estimated by Wachovia to be potentially deliverable by Counterparty in connection with Net Physical Settlement hereunder (not to exceed the Maximum Deliverable Share Amount) and shall be subject to the same suspension of sales during “blackout dates” as provided in the following paragraph; and

(c) Counterparty will enter into a registration rights agreement with Wachovia in form and substance reasonably acceptable to Wachovia and Counterparty (“Registration Rights Agreement”), which agreement will contain among other things, customary representations and warranties and indemnification, restrictions on sales during “blackout dates”, provide for delivery of comfort letters, opinions of counsel, due diligence rights and other rights relating to the registration of a number of Shares equal to the number of Delivered Shares and other Shares deliverable hereunder up to the Maximum Deliverable Share Amount.

(d) Counterparty shall promptly pay to Wachovia a $0.04 per Share fee with all Shares delivered in connection with Net Physical Settlement pursuant to a Registration Statement.

(B) If Counterparty elects to deliver Shares as described in above clause (ii), then

(a) Counterparty shall afford Wachovia and any potential institutional purchaser of any Shares identified by Wachovia a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers subject to execution of any customary confidentiality agreements;

(b) Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Wachovia on commercially reasonable terms in connection with the private placement of such Shares by Counterparty to Wachovia or an affiliate and the private resale of such shares by Wachovia or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers, in form and substance commercially reasonably satisfactory to Wachovia and Counterparty, which Private Placement Agreement shall include reasonable and customary provisions relating to the indemnification of, and contribution in connection with the liability of, Wachovia and its affiliates, shall provide for the payment by Counterparty of all reasonable expenses in connection with such resale, including all reasonable and documented fees and expenses of counsel for Wachovia, shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use reasonable best efforts to

Execution Copy

provide for the delivery of accountants’ “comfort letters” to Wachovia or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into any offering memorandum prepared for the resale of such Shares;

(c) Wachovia shall sell the Delivered Shares in a commercially reasonable manner, in good faith and in accordance with the terms and limitations set forth in the Private Placement Agreement until the amount received by Wachovia for the sale of the Shares (the “Proceeds Amount”) is equal to the Net Physical Settlement Amount. Any remaining Delivered Shares shall be returned to Counterparty. If the Proceeds Amount is less than the Net Physical Settlement Amount, Counterparty shall promptly deliver upon notice from Wachovia additional Shares to Wachovia until the dollar amount from the sale of such Shares by Wachovia equals the difference between the Net Physical Settlement Amount and the Proceeds Amount. In no event shall Counterparty be required to deliver to Wachovia a number of Shares greater than the Maximum Deliverable Share Amount.

(C) Notwithstanding the foregoing: (I) if Counterparty has elected to deliver Shares as described in clause (i) above and either (a) Counterparty does not provide for the sale of the Shares under the Registration Statement as provided in the Registration Rights Agreement or (b) some Shares cannot be registered under the Registration Statement due to Rule 415(a)(4) under the Securities Act, then the provisions of sub-paragraph (B) shall apply to the extent Counterparty has not satisfied its obligations hereunder by the delivery of Shares pursuant to sub-paragraph (A). (II) If sub-paragraph (B) is applicable and Counterparty fails to satisfy its obligations under such sub-paragraph (B), then Counterparty may deliver unregistered Shares of equivalent value to the Net Physical Settlement Amount (or, if applicable, the unsatisfied portion thereof). The value of any unregistered Shares so delivered shall be discounted to reflect an appropriate liquidity discount (determined by Wachovia in good faith and in a commercially reasonable manner). (III) If some or all of the Delivered Shares cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Wachovia in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender, then the value of any such Delivered Shares shall reflect an additional discount of 0.15% below the value otherwise determined under this heading “Covenants relating to Net Physical Settlement” and the number of Shares deliverable shall be correspondingly increased. Wachovia and Counterparty agree that actual damages would be difficult to ascertain under these circumstances and that the amount of liquidated damages resulting from the determination in the preceding sentence is a good faith estimate of such damages and not a penalty. In no event shall Counterparty be required to top-up any delivery in cash or deliver to Wachovia a number of Shares greater than the Maximum Deliverable Share Amount.

Limitations on Net Physical
Settlement by Counterparty:	Notwithstanding anything herein or in the Agreement to the contrary, the number of Shares that may be delivered at settlement by Counterparty shall not exceed the product of 1.20 times the initial Number of Warrants at any time (“Maximum Deliverable Share Amount”), as adjusted by the Calculation Agent to account for any subdivision, stock-split, reclassification or similar dilutive event with respect to the Shares.

Counterparty represents and warrants that the number of Available Shares as of the Trade Date is greater than the Maximum Deliverable Share Amount.

Execution Copy

Counterparty covenants and agrees that Counterparty shall not take any action of corporate governance or otherwise to reduce the number of Available Shares below the Maximum Deliverable Share Amount.

For this purpose, “Available Shares” means the number of Shares Counterparty currently has authorized (but not issued and outstanding) less the maximum number of Shares that may be required to be issued by Counterparty in connection with stock options, convertibles, and other commitments of Counterparty that may require the issuance or delivery of Shares in connection therewith.

Dividends:

Extraordinary Dividends:	Any and all dividends declared by the Issuer for which the ex-dividend date occurs during the period from, and including, the Trade Date to, and including, the date on which Counterparty has fully performed its obligations to deliver Shares hereunder.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:	(a) Share-for-Share: Calculation Agent Adjustment

(b) Share-for-Other: Calculation Agent Adjustment

(c) Share-for-Combined: Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:	(a) Share-for-Share: Calculation Agent Adjustment

(b) Share-for-Other: Calculation Agent Adjustment

(c) Share-for-Combined: Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:
Cancellation and Payment (subject to satisfaction by delivery of Shares as set forth in “Early Termination” below). In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors, including without limitation the NASDAQ Global Market and NASDAQ Global Select Market); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Determining Party:	As specified under “Early Termination”

For the avoidance of doubt, with respect to any Extraordinary Events hereunder, upon the occurrence of Cancellation and Payment in whole or in part, the parties

Execution Copy

agree that, notwithstanding anything to the contrary in the Equity Definitions, the provisions set forth in the Early Termination section below shall apply.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption Event:	Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	0.75%

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25%

Hedging Party:	Wachovia

Determining Party:	As specified under “Early Termination”

Non-Reliance:	Applicable

Agreements and
Acknowledgments Regarding
Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Other Provisions:

Additional Agreements:	If Counterparty would be obligated (but for the provisions of this paragraph) to pay cash to Wachovia pursuant to the terms of this Agreement for any reason, then such payment obligation shall be satisfied by the delivery to Wachovia of a number of Shares (whether registered or unregistered) having a cash value equal to the amount of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent to determine the number of Shares that could be sold by Wachovia over a reasonable period of time to realize the cash equivalent of such payment obligation taking into account any applicable discount (determined by the Calculation Agent) to reflect any restrictions on transfer as well as the market value of the Shares). Settlement relating to any delivery of Shares pursuant to this paragraph shall occur within a reasonable period of time. The number of Shares delivered pursuant to this paragraph shall not exceed the Maximum Deliverable Share Amount and shall be subject to the provisions under “Early Termination” hereof regarding Proceeds Amount.

Early Termination:	Notwithstanding Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder,

Execution Copy

(A) an Early Termination Date with respect to any Event of Default or any Termination Event, (B) a Merger Date with respect to any Merger Event or Tender Offer Date with respect to a Tender Offer, (C) a Closing Date with respect to an event described in Section 12.6 of the Equity Definitions, or (D) date as of which the Transaction is, or is deemed to have been, terminated or cancelled as a result of an applicable Additional Disruption Event (any such date, the “Relevant Date”) shall occur, then in lieu of calculating any payments hereunder pursuant to Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, as applicable, (if a calculation under such sections would otherwise be required), the Calculation Agent shall determine the number of Shares deliverable by Counterparty to Wachovia on the following basis:

(1) such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable to the unexercised Number of Warrants (the “Unexpired Number”);

(2) the Settlement Method shall be Net Share Settlement;

(3) Counterparty shall deliver to Wachovia the Net Share Settlement Amount on the Settlement Date with respect to such Relevant Date (“Early Termination Stock Settlement”); provided that, if Counterparty is delivering Shares as a result of a Merger Event, the Settlement Date for such delivery will be immediately prior to the effective time of the Merger Event and the Shares will be deemed delivered at such time such that Wachovia will be a holder of the Shares prior to such effective time;

(4) Net Share Settlement Amount shall mean (subject to the Maximum Deliverable Share Amount) a number of Shares equal to the sum of (A) the Share Delivery Quantity (as defined herein) and (B) the product of (x) the additional Shares per Warrant (the “Additional Shares”) determined by reference to the table attached as Annex A hereto based on the date on which such Relevant Date occurs and the VWAP Price on such date, (y) the Unexpired Number, and (z) the Warrant Entitlement;

(5) with respect to the determination of Additional Shares, if the actual VWAP Price is between two VWAP Price amounts in the table or the Relevant Date is between two Relevant Dates in the table, the Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower VWAP Price amounts and the two nearest Relevant Dates, as applicable, based on a 365-day year; and

(6) with respect to any adjustment to the terms of the Transaction, the Calculation Agent, shall correspondingly adjust the Additional Shares and/or the VWAP Prices (each as set forth in the table in Annex A hereto) as of any date of such adjustments; provided, for the avoidance of doubt, that any such adjustments shall be made consistently with the applicable provisions of this Confirmation and the Equity Definitions. For the avoidance of doubt, any calculations made by the Calculation Agent with respect to this Transaction pursuant to Section 11.2(c), Section 12.2(d) or Section 12.3(c) of the Equity Definitions may take into account the Calculation Agent’s determination of the fair market value of the Shares under the then prevailing circumstances.

On or prior to the Relevant Date, if so requested by Wachovia upon advice of counsel, Counterparty shall enter into a registration rights agreement with Wachovia in form and substance reasonably acceptable to Wachovia and Counterparty (which agreement will contain among other things, reasonable

Execution Copy

customary representations and warranties and indemnification, restrictions on sales during “blackout dates”, and provide for delivery of comfort letters, opinions of counsel, due diligence rights and other customary rights) and Counterparty shall satisfy the conditions contained therein and Counterparty shall file and use its commercially reasonable efforts to obtain the effectiveness a Registration Statement pursuant to Rule 415 under the Securities Act. If and when such Registration Statement shall have been declared effective by the Securities and Exchange Commission, Counterparty shall have made available to Wachovia such Prospectuses as Wachovia may reasonably request to comply with the applicable prospectus delivery requirements for the resale by Wachovia of such number of Shares as Wachovia shall specify (or, if greater, the number of Shares that Counterparty shall specify). Such Registration Statement shall be effective and Prospectus shall be current until the earliest of the date on which (i) all Shares delivered by Counterparty in connection with an Early Termination Date, (ii) Wachovia has advised Counterparty that it no longer requires that such Registration Statement be effective, (iii) all remaining Shares could be sold by Wachovia without registration pursuant to Rule 144 promulgated under the Securities Act (the “Termination Registration Period”) or (iv) Counterparty has provided a legal opinion of nationally recognized counsel in form and substance satisfactory to Wachovia (with customary assumptions and exceptions) that the Shares issuable upon exercise of these Warrants will be freely tradable under the Securities Act upon delivery to Wachovia and not subject to any legend restricting transferability. It is understood that the Registration Statement and Prospectus will cover a number of Shares equal to the number of Shares plus the aggregate number of Shares (if any) reasonably estimated by Wachovia to be potentially deliverable by Counterparty in connection with Early Termination Stock Settlement hereunder, but in no event exceeding the Maximum Deliverable Share Amount. On each day during the Termination Registration Period Counterparty shall represent that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, they do not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

If Counterparty does not deliver Shares subject to an effective Registration Statement as set forth above (or if some or all of the Shares delivered cannot be used to close out stock loans in the shares of Counterparty entered into to establish or maintain short positions by Wachovia in connection with this Transaction without a prospectus being required by applicable law to be delivered to such lender), the provisions of sub-paragraphs (B) and (C) set forth above under “Covenants Relating to Net Physical Settlement” shall apply, mutatis mutandis, as if the Net Physical Settlement Amount were the Transaction Early Termination Amount. “Transaction Early Termination Amount” means the Net Share Settlement Amount multiplied by the Settlement Price. In no event shall Counterparty be required to deliver to Wachovia a number of Shares greater than the Maximum Deliverable Share Amount.

Compliance With Securities Laws:	Counterparty represents and agrees that it has complied, and will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rule 10b-5 and 13e and Regulation M under the Exchange Act.

Execution Copy

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of entering into the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of this Transaction and the Shares is restricted under this Confirmation, the Securities Act and state securities laws.

Counterparty further represents and warrants that:

(a) Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Counterparty represents and acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, Wachovia is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(c) Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(d) As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.

Account Details:	Account for payments to Counterparty:
PNC Bank, Ohio, N.A.
201 East Fifth Street
Cincinnati, Ohio 45201
ABA Number: 042000398
Account Name: General Cable Corporation
Account Number: 4074093412
SWIFT: PNCCUS33

Account for deliveries of Shares to Counterparty: [To be advised]

Account for payments to Wachovia:
WBNA, Charlotte
ABA: 053-000-219
A/C: 04659360000127
Ref: Equity Derivatives

Account for delivery of Shares to Wachovia: [To be advised]

Execution Copy

Agreement Regarding Shares:	Counterparty agrees that, in respect of any Shares delivered to Wachovia, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and non-assessable and subject to no adverse claims of any other party. The issuance of such Shares does not and will not require the consent, approval, authorization, registration or qualification of any government authority, except such as shall have been obtained on or before the delivery date of any Shares or as may be required in connection with any Registration Statement relating to any Shares.

Bankruptcy Rights:	In the event of Counterparty’s bankruptcy, Wachovia’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Wachovia’s rights with respect to any other claim arising from this Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Transfer:	Neither party may transfer its rights and delegate its obligations under this Transaction without the prior written consent of the other party, which shall not be unreasonably withheld. Either party may assign its rights and delegate its obligations hereunder, in whole or in part, to any other person (an “Assignee”) with the prior consent of the other party, effective (the “Transfer Effective Date”) upon delivery to such party of an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of the assigning party under this Transaction (the “Transferred Obligations”). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Wachovia to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Wachovia may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Wachovia’s obligations in respect of this Transaction and any such designee may assume such obligations. Wachovia shall be discharged of its obligations to Counterparty to the extent of any such performance.

Indemnity:	Each party (the “Indemnifying Party”) agrees to indemnify the other party, its Affiliates and their respective directors, officers, agents and controlling parties (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, to which such Indemnified Party may become subject because of a breach of any representation or covenant hereunder, in the Agreement or any other agreement relating to the Agreement or Transaction and will reimburse Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Indemnifying Party will not be liable under the foregoing Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from an Indemnified Party’s gross negligence or willful misconduct.

Execution Copy
Additional Agreements, Representations and Covenants of Counterparty, Etc.:
(a)	Counterparty hereby represents and warrants to Wachovia, on each day from the Trade Date to and including the earlier of (i) December 15, 2006, and (ii) the date by which Wachovia is able to initially complete a hedge of its position created by this Transaction, that:
(1)	it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period except pursuant to transactions or arrangements which have been approved by Wachovia or an affiliate of Wachovia; and

(2)	it has publicly disclosed all material information necessary for it to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).
(b)	No collateral shall be required by either party for any reason in connection with this Transaction.

(c)	Wachovia shall not be entitled to exercise any Warrant or take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant, to the extent (but only to the extent) that the receipt of any Shares upon the exercise of such Warrant or otherwise hereunder would result in Wachovia, or its ultimate parent entity becoming, directly or indirectly, the beneficial owner (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time of more than 8.0 percent of the class of the Counterparty’s outstanding equity securities that is comprised of the Shares (an “Excess Share Owner”).

Wachovia shall provide prior notice to Counterparty if the exercise of any Warrant or delivery of Shares hereunder would cause Wachovia to become, directly or indirectly, an Excess Share Owner; provided that the failure of Wachovia to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise or delivery in violation of such provisions shall be void and have no effect. If any delivery owed to Wachovia hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after Wachovia gives notice that such delivery would not result in Wachovia being an Excess Share Owner; provided that any such notice must be delivered by Wachovia no later than June 5, 2014.

If Wachovia is not entitled to exercise any Warrant because such exercise would cause Wachovia to become, directly or indirectly, an Excess Share Owner and Wachovia thereafter disposes of Shares owned by it or any action is taken that would then permit Wachovia to exercise such Warrant without such exercise causing it to become, directly or indirectly, an Excess Share Owner, then Wachovia shall provide notice of the taking of such action to Counterparty and such Warrant shall then become exercisable by Wachovia to the extent such Warrant is otherwise or had otherwise become exercisable hereunder; provided that any such notice must be delivered by Wachovia no later than June 5, 2014. In such event, the Expiration Date with respect to such Warrant shall be the date on which Counterparty receives such notice from Wachovia, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Exchange Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this subsection); provided that the related Net Physical Settlement Amount shall be the same as the Net Physical Settlement Amount but for the provisions of this subsection. In addition, within 30 calendar days of a Settlement Date, Counterparty shall use its reasonable efforts to refrain from activities that could reasonably be expected to result in Wachovia’s ownership of Shares exceeding 10% of all issued and outstanding Shares.

Execution Copy
Matters Relating to Agent:
Terms relating to the Agent:
(a)	The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, is acting hereunder for and on behalf of Wachovia solely in its capacity as agent for Wachovia pursuant to instructions from Wachovia, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with this Transaction.

(b)	In addition to acting as Wachovia’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Wachovia (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Wachovia.

(c)	Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Wachovia or the Counterparty under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:
Wachovia Capital Markets, LLC
201 South College Street, 23rd Floor
Charlotte, NC 28288-0601
Facsimile No.: (704) 383-8425
Telephone No.: (704) 715-8086
Attention: Equity Derivatives
(d)	The Agent shall have no responsibility or liability to Wachovia or the Counterparty for or arising from (i) any failure by either Wachovia or the Counterparty to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Wachovia or the Counterparty under or in connection with this Transaction. Each of Wachovia and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Wachovia.
(e)	Upon written request, the Agent will furnish to Wachovia and the Counterparty the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.
ISDA Master Agreement:
With respect to the Agreement, Wachovia and Counterparty each agree as follows:
“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
Notwithstanding the definition in Section 14 of the Agreement, “Specified Transaction” shall mean only the OTC Warrant Transaction pursuant to the Confirmation between Counterparty and Wachovia dated as of November 9, 2006.
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall not apply to Wachovia or Counterparty.
The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Wachovia and Counterparty.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Wachovia or to Counterparty.

Execution Copy
Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
“Termination Currency” means USD.
Tax Representations.
(I)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.
(II)	Payee Representations. It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:
(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

(b)	Other documents to be delivered:

Covered by
Party Required to			Section 3(d)
Deliver Document	Document Required to be Delivered	When Required	Representation
Counterparty and Wachovia	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before the scheduled Effective Date	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificate or certificates as Wachovia shall reasonably request	Upon or before the scheduled Effective Date	Yes
Addresses for Notices: For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to Wachovia for all purposes:

Address:	WACHOVIA BANK, NATIONAL ASSOCIATION

Execution Copy

c/o Wachovia Capital Markets, LLC
375 Park Avenue
Mailcode: NY4073
New York, NY 10152
Attention: Equity Documentation Unit
	Telephone No.:	(212) 214 6100
	Facsimile No.:	(212) 214 5913

Address for notices or communications to Counterparty for all purposes:

	Address:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
	Attention:	Brian J. Robinson
Senior Vice President, Controller and Treasurer
	Telephone No.:	(859) 572-8483
	Facsimile No.:	(859) 572-8441
	Address:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
	Attention:	Robert J. Siverd
Executive Vice President, General Counsel and Secretary
	Telephone No.:	(859) 572-8890
	Facsimile No.:	(859) 572-8444

Process Agent:	Wachovia does not appoint a Process Agent.

Counterparty does not appoint a Process Agent.
Multibranch Party. Wachovia is a Multibranch Party and may act through the following Offices: its Charlotte Head Office and its London Branch. Section 10(a) of the Agreement shall be applicable.
Calculation Agent. The Calculation Agent is Wachovia. Upon the request of either party, the Calculation Agent (or, in the case of a determination made by a party (including a party acting as Determining Party or Hedging Party), such party) shall, no later than the 5th Business Day following such request, provide the parties with a statement showing, in reasonable detail, the computations (including any relevant quotations) by which it has determined any amount payable or deliverable under, or any adjustment to the terms of, this Transaction. All judgments, determinations and calculations hereunder by the Calculation Agent or by a party hereto shall be performed in good faith and in a commercially reasonable manner.
Credit Support Document.
Wachovia: Not Applicable.
Counterparty: Not Applicable.
Credit Support Provider.
With respect to Wachovia: Not Applicable.
With respect to Counterparty: Not Applicable.

Execution Copy
Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.
Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)	The parties hereto intend for:
(i)	this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”
Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transactions.”
Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties or any of their Affiliates in connection with this Agreement or any Transaction or potential Transaction, (ii) agrees to obtain any necessary consent of, and give any

Execution Copy
necessary notice of such recording to, its relevant personnel and those of its Affiliates and (iii) agrees, to the extent permitted by applicable law, that such recordings may be submitted in evidence in any Proceedings.
Disclosure. Each party hereby acknowledges and agrees that Wachovia has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Wachovia) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us by facsimile at 212-214-5913 (Attention: Equity Division Documentation Unit, by telephone contact 212-214-6100).

Very truly yours,
WACHOVIA CAPITAL MARKETS, LLC,		WACHOVIA BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent		By: Wachovia Capital Markets, LLC,
of Wachovia Bank, National Association		acting solely in its capacity as its Agent

By: Name:	/s/ Cathleen Burke Cathleen Burke	By: Name:	/s/ Cathleen Burke Cathleen Burke
Title:	Managing Director	Title:	Managing Director

Accepted and confirmed as
of the date first above written:

GENERAL CABLE CORPORATION

By: Name:	/s/ Robert J. Siverd Robert J. Siverd
Title:	Executive Vice President, General Counsel and Secretary

Additional OTC Warrant Confirmation

Annex A

Relevant Date
VWAP	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-	15-May-	15-Nov-
Price	06	07	07	08	08	09	09	10	10	11	11	12	12	13	13
$39.50	0.393	0.466	0.437	0.408	0.377	0.345	0.311	0.275	0.216	0.179	0.134	0.088	0.044	0.008	0.000
$40.00	0.397	0.469	0.440	0.411	0.381	0.349	0.315	0.278	0.220	0.183	0.138	0.091	0.045	0.009	0.000
$45.00	0.434	0.501	0.473	0.445	0.415	0.383	0.350	0.314	0.255	0.217	0.170	0.119	0.067	0.018	0.000
$50.00	0.468	0.529	0.502	0.475	0.446	0.415	0.382	0.346	0.288	0.249	0.201	0.148	0.091	0.032	0.000
$55.00	0.498	0.554	0.528	0.501	0.474	0.444	0.412	0.377	0.319	0.281	0.232	0.178	0.118	0.050	0.001
$60.00	0.525	0.576	0.551	0.526	0.499	0.470	0.439	0.405	0.348	0.310	0.263	0.208	0.146	0.073	0.004
$65.00	0.550	0.596	0.573	0.548	0.522	0.494	0.464	0.431	0.376	0.339	0.292	0.237	0.175	0.098	0.012
$70.00	0.572	0.615	0.592	0.568	0.543	0.516	0.487	0.455	0.402	0.365	0.319	0.266	0.204	0.127	0.029
$75.00	0.593	0.632	0.610	0.587	0.563	0.536	0.508	0.477	0.426	0.390	0.346	0.294	0.233	0.156	0.055
$80.00	0.562	0.597	0.576	0.554	0.531	0.505	0.478	0.448	0.398	0.364	0.321	0.270	0.212	0.137	0.039
$85.00	0.523	0.556	0.535	0.514	0.491	0.467	0.441	0.412	0.363	0.330	0.288	0.240	0.183	0.112	0.023
$90.00	0.489	0.519	0.499	0.479	0.457	0.433	0.408	0.380	0.334	0.301	0.261	0.214	0.160	0.093	0.014
$100.00	0.433	0.458	0.440	0.421	0.400	0.378	0.355	0.329	0.285	0.255	0.218	0.175	0.126	0.066	0.008
$110.00	0.388	0.409	0.392	0.374	0.355	0.335	0.313	0.288	0.248	0.220	0.185	0.146	0.102	0.050	0.006
$120.00	0.352	0.370	0.353	0.337	0.319	0.300	0.279	0.256	0.219	0.192	0.161	0.125	0.085	0.040	0.005
$130.00	0.321	0.337	0.321	0.306	0.289	0.271	0.251	0.230	0.195	0.171	0.141	0.108	0.073	0.034	0.005
$140.00	0.296	0.309	0.295	0.280	0.264	0.247	0.229	0.209	0.176	0.153	0.126	0.096	0.063	0.030	0.005
$150.00	0.274	0.285	0.272	0.258	0.243	0.227	0.209	0.191	0.160	0.138	0.113	0.086	0.056	0.027	0.004

Additional OTC Warrant Confirmation